Exhibit 10.16

DOMINION MIDSTREAM PARTNERS, LP

RESTRICTED UNIT AWARD AGREEMENT FOR NON-EMPLOYEE DIRECTORS

DIRECTOR «First_Name» «Last_Name»	DATE OF GRANT	NUMBER OF RESTRICTED UNITS GRANTED
	VESTING DATE	VESTING SCHEDULE
		Vesting Date	Percentage
100%

THIS AWARD AGREEMENT, effective as of the Date of Grant shown above, between Dominion Midstream GP, LLC, a Delaware limited liability company (the “General Partner”) and the Director named above is made pursuant and subject to the provisions of the Dominion Midstream Partners, LP 2014 Long-Term Incentive Plan and any amendments thereto (the “Plan”). All terms used in this Award Agreement that are defined in the Plan have the same meaning given to such terms in the Plan.

1.	Award of Restricted Units. Pursuant to the Plan, the number of Restricted Units of the Partnership granted shown above were awarded to the Director on the Date of Grant shown above, subject to the terms and conditions of the Plan, and subject further to the terms and conditions set forth in this Award Agreement.

2.	Vesting. Except as provided in Sections 3 or 4, one hundred percent (100%) of the Restricted Units awarded under this Award Agreement will vest on the Vesting Date shown above.

3.	Forfeiture. If the Director’s service on the Board terminates for any reason prior to the Vesting Date, the Director will forfeit any and all rights in the Restricted Units, except as provided in Section 4 or to the extent that the Committee determines in its sole discretion that a number of the Restricted Units shall not be forfeited.

4.	Accelerated Vesting.

a.	Death or Disability. Upon the termination of the Director’s service on the Board due to death or Disability (as defined below) before the Vesting Date, the Director will become 100% vested in the Restricted Units awarded hereunder. For purposes of this Award Agreement, “Disability” shall mean any physical or mental impairment that renders the Director incapable of performing the duties of a Board member, as determined by the Committee in its sole discretion.

b.	Change of Control. Upon a Change of Control prior to the Vesting Date, provided the Director has remained in continuous service with the General Partner and its Affiliates from the Date of Grant to the date of the Change of Control, the Director will become 100% vested in the Restricted Units awarded hereunder.

5.	Clawback. The Restricted Units awarded hereunder are subject to clawback as provided in Section 8(p) of the Plan.

6.	Terms and Conditions.

a.	Nontransferability. Except as provided in Section 4, the Restricted Units are not transferable and are subject to a substantial risk of forfeiture until the Vesting Date.

b.	Unit Power. As a condition of accepting this award, the Director hereby assigns and transfers the Restricted Units granted pursuant to this Award Agreement to the General Partner and hereby appoints the General Partner as attorney to transfer such Units on its books.

c.	Custody of Units. The Company will retain custody of the Restricted Units until the Units become deliverable pursuant to Section 6(e) below.

d.	Unitholder Rights. The Director will have the right to receive any distributions with respect to the Restricted Units (which shall be payable to the Director at the same time and in the same form as to any other common unitholder of record of the Partnership) and will have the right to vote the Restricted Units, both vested and unvested.

e.	Delivery of Units. As soon as administratively feasible after the Vesting Date or after Restricted Units have become vested due to the occurrence of an event described in Section 4, the General Partner will deliver to the Director (or in the event of the Director’s death, the Director’s beneficiary) the appropriate number of Units. The General Partner will also cancel the unit power covering such Units. If the Director has not designated a beneficiary, the Director’s spouse, if any, and if none the Director’s estate shall be the beneficiary.

f.	Fractional Units. Fractional Units will not be issued.

g.	No Tax Withholding. The General Partner and its Affiliates will not withhold any federal, state, local or foreign income or other taxes relating to the Restricted Units, and the Director shall be solely responsible for payment thereof.

h.	No Right to Continued Service. This Award Agreement does not confer upon the Director any right to continued service with the General Partner or its Affiliates.

i.	Change in Capital Structure. The Restricted Units awarded by this Award Agreement shall be subject to adjustment as provided in Sections 4(c) and 7(c) of the Plan in the event of a change in the Partnership’s capital structure or the occurrence of a Change of Control.

j.	Partnership Agreement. The Restricted Units granted hereunder shall be subject at all times (both before and after vesting) to the terms of the Partnership’s limited partnership agreement, as amended from time to time.

k.	Governing Law. This Award Agreement shall be governed by the laws of the Commonwealth of Virginia, other than its choice of law provisions.

l.	Conflicts. In the event of any conflict between the provisions of the Plan and the provisions of this Award Agreement, the provisions of the Plan shall govern.

m.	Director Bound by Plan. By accepting this Award Agreement, Director hereby acknowledges receipt of a copy of the prospectus and Plan document and agrees to be bound by all the terms and provisions thereof.

n.	Binding Effect. This Award Agreement shall be binding upon and inure to the benefit of the legatees, distributees, and personal representatives of the Director and any successors of the General Partner.

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